Exhibit (17)(b)

CONSENT OF LUCID CAPITAL MARKETS, LLC

BC Partners Lending Corporation

650 Madison Avenue, 3rd Floor

New York, NY 10022

RE:	Proxy Statement / Prospectus of BC Partners Lending Corporation (“BCPL”), which forms part of the Registration Statement on Form N-14 of BCPL (the “Registration Statement”).

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 24, 2026, to the Special Committee of the Board of Directors of ACIF as Annex B to the proxy statement/prospectus included in the Registration Statement on Form N-14 filed with the Securities and Exchange Commission today and the references to our firm and our opinion, including the quotation or summarization of such opinion, in such Registration Statement, under the headings “The Mergers—Reasons for the Merger – ACIF – Opinion of Lucid; and – Opinion of Financial Advisor to the ACIF Special Committee.” The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above- mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: March 25, 2026

Lucid Capital Markets, LLC